Exhibit 99.1

LiveOne (Nasdaq: LVO) Reports Q3 Fiscal Year 2024 Record Revenue of $31.2M and Adjusted EBITDA* of $3.3M, Memberships Increased 687K (+36% YoY)

●	Record Revenue of $87.5M and Adjusted EBITDA* of $8.2M for the First 9 Months FY 2024

●	Audio Division, consisting of Slacker Radio and PodcastOne (Nasdaq: PODC), Reports Record Revenue of $79.9M and Adjusted EBITDA* of $13M for First 9 Months FY 2024

●	Maintaining Guidance for FY 2025 Consolidated Revenue of $140M - $155M and Adjusted EBITDA* of $16M - $20M

●	Maintaining Guidance for FY 2025 Audio Division of Revenues $130M - $140M and Adjusted EBITDA* of $20M - $25M and Over $17M of Positive Cash Flow

●	LiveOne’s Senior Management Will Host a Live Conference Call and Audio Webcast Beginning at 10:00 A.M. ET on Thursday, February 8, 2024

LOS ANGELES, CA, February 8, 2024 – (Nasdaq: LVO), an award-winning, creator-first, music, entertainment, and technology platform, announced today its operating results for the third fiscal quarter of its fiscal year ending March 31, 2024 (“Q3 Fiscal 2024”).

LiveOne’s CEO and Chairman, Robert Ellin commented, “I’m thrilled to announce our continued success and growth across all divisions. As we approach the end of Fiscal Year 2024, we are not only meeting but exceeding our targets. The momentum we’ve built sets the stage for an even more exciting and prosperous Fiscal Year 2025.”

Ellin continued, “From inception, our vision has been clear: to create the LiveOne Flywheel, a vertically integrated powerhouse. We utilize innovative AI technologies to cut costs while collaborating with creators and influencers, transcending traditional boundaries and mediums. Our commitment is unwavering: to promote their brands seamlessly across every facet of our organization, enriching both our talent and our shareholders.”

Recent and Q3 Fiscal 2024 Highlights

●	Paid members as of December 31, 2023 increased 687K, or 36%, as compared to the prior year. Total members including free ad-supported memberships was approximately 3.5 million at December 31, 2023.**

●	PodcastOne was ranked 10th in Podtrac’s Podcast Industry Top Publishers Rankings for January 2024 with a U.S. Unique Monthly Audience of ~5.3 million and Global Downloads and Streams of ~19.2 million.

●	As previously announced, with the assistance of J.P. Morgan, LiveOne is continuing a process to explore strategic alternatives to enhance shareholder value. Potential alternatives may include, among others, a strategic acquisition, divestiture, merger, sale or other form of business combination. There can be no assurance that LiveOne’s efforts will result in a specific transaction or any particular outcome or its timing.

Q3 FY 24 and Q2 FY23 Results Summary (in $000’s, except per share; unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2023	2022	2023	2022

Revenue	$31,245	$27,309	$87,541	$74,063
Operating income (loss)	$(753)	$(574)	$(3,507)	$(1,324)
Total other income (expense)	$(1,486)	$(1,963)	$(7,116)	$(3,270)
Net income (loss)	$(2,224)	$(2,548)	$(10,666)	$(4,609)
Adjusted EBITDA*	$3,313	$3,067	$8,192	$9,435
Net income (loss) per share basic and diluted	$(0.03)	$(0.03)	$(0.14)	$(0.05)

Q3 Fiscal 2024 Results Summary Discussion

For Q3 Fiscal 2024, LiveOne posted revenue of $31.2 million, a 14% increase, as compared to $27.3 million in the same period in the prior year. Slacker revenue was a record $16.8 million, a 26% increase, as compared to revenue of $13.4 million in the third fiscal quarter for its fiscal year ended March 31, 2023 (“Q3 Fiscal 2023”). PodcastOne revenue was $10.4 million, a 22% increase, as compared to revenue of $8.6 million in Q3 Fiscal 2023.

Q3 Fiscal 2024 Operating Loss was ($0.8) million compared to Operating Loss of ($0.6) million in Q3 Fiscal 2023. The $0.2 million increase in Operating Loss was largely a result of an increase in operating expenses associated with share-based compensation.

Q3 Fiscal 2024 Adjusted EBITDA* of $3.3 million increased as compared to Q3 Fiscal 2023 Adjusted EBITDA* of $3.1 million, which was primarily driven by our increase in revenue for the current period. Q3 Fiscal 2024 Adjusted EBITDA* was comprised of Slacker Adjusted EBITDA* of $6.8 million and PodcastOne Adjusted EBITDA* loss of $(0.4) million.

Capital expenditures for Q3 Fiscal 2024 totaled approximately $0.8 million, which were driven by capitalized software costs associated with development of LiveOne’s integrated music player.

LiveOne’s senior management will host a live conference call and audio webcast to provide a business update and discuss its operating and financial results beginning at 10:00 a.m. ET / 7:00 a.m. PT on Thursday, February 8, 2024.

Conference Call and Webcast:

WHEN: Thursday, February 8th
TIME: 10:00 AM ET / 7:00 AM PT
DIAL-IN (Toll Free): (833) 470-1428
DIAL IN NUMBER (Local): (404) 975-4839
ACCESS CODE: 331352

Replay Number:

US (Local): (929) 458-6194
Access Code: 968462

Webcast – Both the live webcast and a replay can be accessed on the Investor Relations section of LiveOne’s website at Events | LiveOne. The webcast can also be accessed at:  https://events.q4inc.com/attendee/103660746

About LiveOne, Inc.

Headquartered in Los Angeles, California, LiveOne, Inc. (Nasdaq: LVO) (the “Company”) is an award-winning, creator-first, music, entertainment, and technology platform focused on delivering premium experiences and content worldwide through memberships and live and virtual events. The Company’s subsidiaries include Slacker Radio, PodcastOne (Nasdaq: PODC), PPVOne, Palm Beach Records, CPS, LiveXLive, DayOne Music Publishing, Drumify and Splitmind. LiveOne is available on iOS, Android, Roku, Apple TV, Spotify, Samsung, Amazon Fire, Android TV, and through STIRR’s OTT applications. For more information, visit liveone.com and follow us on Facebook, Instagram, TikTok, YouTube and Twitter at @liveone. For more investor information, please visit ir.liveone.com.

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are “forward-looking statements,” which may often, but not always, be identified by the use of such words as “may,” “might,” “will,” “will likely result,” “would,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or the negative of such terms or other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements, including: the Company’s reliance on one key customer for a substantial percentage of its revenue; the Company’s ability to consummate any proposed financing, acquisition, spin-out, special dividend, merger, distribution or transaction, the timing of the consummation of any such proposed event, including the risks that a condition to the consummation of any such event would not be satisfied within the expected timeframe or at all, or that the consummation of any proposed financing, acquisition, spin-out, merger, special dividend, distribution or transaction will not occur or whether any such event will enhance shareholder value; the Company’s ability to continue as a going concern; the Company’s ability to attract, maintain and increase the number of its users and paid members; the Company identifying, acquiring, securing and developing content; the Company’s intent to repurchase shares of its and/or PodcastOne’s common stock from time to time under its announced stock repurchase program and the timing, price, and quantity of repurchases, if any, under the program; the Company’s ability to maintain compliance with certain financial and other covenants; the Company successfully implementing its growth strategy, including relating to its technology platforms and applications; management’s relationships with industry stakeholders; uncertain and unfavorable outcomes in legal proceedings; changes in economic conditions; competition; risks and uncertainties applicable to the businesses of the Company’s subsidiaries; and other risks, uncertainties and factors including, but not limited to, those described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023, filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 29, 2023, Quarterly Report on Form 10-Q for the quarter year ended September 30, 2023, filed with the SEC on November 20, 2023, and in the Company’s other filings and submissions with the SEC. These forward-looking statements speak only as of the date hereof, and the Company disclaims any obligation to update these statements, except as may be required by law. The Company intends that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

**	Included in the total number of paid members for the reported periods are certain members which are the subject of a contractual dispute. LiveOne is currently not recognizing revenue related to these members.

* About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with the accounting principles generally accepted in the United States of America (“GAAP”), we present Contribution Margin (Loss) and Adjusted Earnings Before Interest Tax Depreciation and Amortization (“Adjusted EBITDA”), which are non-GAAP financial measures, as measures of our performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, or as a substitute for, or superior to, operating loss and or net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of our cash flows or liquidity.

We use Contribution Margin (Loss) and Adjusted EBITDA to evaluate the performance of our operating segment. We believe that information about these non-GAAP financial measures assists investors by allowing them to evaluate changes in the operating results of our business separate from non-operational factors that affect operating income (loss) and net income (loss), thus providing insights into both operations and the other factors that affect reported results. Adjusted EBITDA is not calculated or presented in accordance with GAAP. A limitation of the use of Adjusted EBITDA as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in our business. Accordingly, Adjusted EBITDA should be considered in addition to, and not as a substitute for operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, Adjusted EBITDA as presented herein may not be comparable to similarly titled measures of other companies.

Contribution Margin (Loss) is defined as Revenue less Cost of Sales. Adjusted EBITDA is defined as earnings before interest, other (income) expense, income tax expense, depreciation and amortization and before (a) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity, (c) employee severance payments and third party professional fees directly attributable to acquisition or corporate realignment activities, (d) certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at acquired companies prior to their purchase date and a one-time minimum guarantee to effectively terminate a live events distribution agreement post COVID-19, (e) depreciation and amortization (including goodwill impairment, if any), and (f) certain stock-based compensation expense. Management does not consider these costs to be indicative of our core operating results.

With respect to projected full year 2024 and 2025 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to purchase accounting adjustments, acquisition-related charges and legal settlement reserves excluded from Adjusted EBITDA. We expect that the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

For more information on these non-GAAP financial measures, please see the tables entitled “Reconciliation of Non-GAAP Measure to GAAP Measure” included at the end of this release.

LiveOne IR Contact:

Liviakis Financial Communications, Inc
(415) 389-4670
john@liviakis.com

Press Contact:

LiveOne
press@liveone.com

Financial Information

The tables below present financial results for the three months and nine months ended December 31, 2023 and 2022.

LiveOne, Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2023	2022	2023	2022

Revenue:	$31,245	$27,309	$87,541	$74,063

Operating expenses:
Cost of sales	23,267	19,362	63,015	48,487
Sales and marketing	1,514	1,608	5,671	6,334
Product development	694	1,035	3,379	3,892
General and administrative	5,880	4,535	17,641	11,220
Impairment of intangible assets	115	-	115	1,356
Amortization of intangible assets	528	1,343	1,227	4,098
Total operating expenses	31,998	27,883	91,048	75,387
Loss from operations	(753)	(574)	(3,507)	(1,324)

Other income (expense):
Interest expense, net	(1,279)	(2,220)	(3,477)	(5,793)
Other income (expense)	(207)	257	(3,639)	2,523
Total other expense, net	(1,486)	(1,963)	(7,116)	(3,270)

Loss before provision for income taxes	(2,239)	(2,537)	(10,623)	(4,594)

Provision for income taxes	(15)	11	43	15
Net loss	$(2,224)	$(2,548)	$(10,666)	$(4,609)
Net loss attributable to non-controlling interest	(307)	-	(654)	-
Net loss attributed to LiveOne	(1,917)	$(2,548)	$(10,012)	$(4,609)

Net loss per share – basic and diluted	$(0.03)	$(0.03)	$(0.14)	$(0.05)
Weighted average common shares – basic and diluted	87,745,892	85,585,117	87,335,348	84,009,003

LiveOne, Inc.
Consolidated Balance Sheets (Unaudited)
(In thousands)

	December 31,	March 31,
	2023	2023
		(Audited)
Assets
Current Assets
Cash and cash equivalents	$6,248	$8,409
Restricted cash	205	240
Accounts receivable, net	16,057	13,658
Inventories	2,092	2,596
Prepaid expense and other current assets	1,557	2,823
Total Current Assets	26,159	27,726
Property and equipment, net	3,634	3,325
Goodwill	23,379	23,379
Intangible assets, net	12,536	11,035
Other assets	122	423
Total Assets	$65,830	$65,888

Liabilities, Mezzanine Equity and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable and accrued liabilities	$23,748	$22,772
Accrued royalties	15,453	12,826
Notes payable, current portion	694	15
Deferred revenue	788	992
Senior secured line of credit	7,000	-
Bridge loan	-	4,726
Derivative liabilities	-	3,148
Total Current Liabilities	47,683	44,479
Senior secured line of credit, noncurrent	-	7,000
Notes payable, net	941	148
Lease liabilities, noncurrent	-	161
Derivative liabilities, noncurrent	279	376
Other long-term liabilities	7,406	9,578
Deferred income taxes	332	332
Total Liabilities	56,641	62,074

Commitments and Contingencies

Mezzanine Equity
Redeemable convertible preferred stock, $0.001 par value; 10,000,000 shares authorized; 5,000 shares issued and outstanding as of December 31, 2023 and March 31, 2023, respectively	4,933	4,827
Stockholders’ Equity (Deficit)
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 18,604 and 16,177 shares issued and outstanding as of December 31, 2023 and March 31, 2023, respectively	18,604	16,177
Common stock, $0.001 par value; 500,000,000 shares authorized; 91,625,688 and 89,632,161 shares issued and outstanding, respectively	91	90
Additional paid in capital	216,445	209,151
Treasury stock	(3,863)	(2,162)
Accumulated deficit	(236,297)	(224,269)
Total stockholders’ deficit	(5,020)	(1,013)
Non-controlling interest	9,276	-
Total equity (deficit)	4,256	(1,013)
Total Liabilities, Mezzanine Equity and Stockholders’ Equity (Deficit)	$65,830	$65,888

LiveOne, Inc.
Reconciliation of Non-GAAP Measure to GAAP Measure
Adjusted EBITDA* Reconciliation (Unaudited)
(In thousands)

	Net Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Non- Recurring Acquisition and Realignment Costs (1)	Other (Income) Expense (2)	(Benefit) Provision for Taxes	Adjusted EBITDA*
Three Months Ended December 31, 2023
Operations – PodcastOne	$(2,600)	$372	$1,786	$86	$-	$-	$(356)
Operations – Slacker	5,127	749	(178)	116	972	-	6,786
Operations – Other	(3,148)	361	266	129	26	-	(2,366)
Corporate	(1,603)	3	381	(5)	488	(15)	(751)
Total	$(2,224)	$1,485	$2,255	$326	$1,486	$(15)	$3,313

Three Months Ended December 31, 2022
Operations – PodcastOne	$(2,078)	$86	$166	$-	$1,345	$-	$(481)
Operations – Slacker	6,837	2,084	182	102	284	-	9,489
Operations – Other	(5,154)	239	78	329	(470)	27	(4,951)
Corporate	(2,153)	6	296	73	804	(16)	(990)
Total	$(2,548)	$2,415	$722	$504	$1,963	$11	$3,067

	Net Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Non- Recurring Acquisition and Realignment Costs (1)	Other (Income) Expense (2)	(Benefit) Provision for Taxes	Adjusted EBITDA*
Nine Months Ended December 31, 2023
Operations – PodcastOne	$(13,683)	$710	$2,724	$804	$9,850	$-	$405
Operations – Slacker	7,377	2,156	1,036	989	993	-	12,551
Operations – Other	136	789	478	394	(2,633)	-	(836)
Corporate	(4,496)	13	1,611	(5)	(1,094)	43	(3,928)
Total	$(10,666)	$3,668	$5,849	$2,182	$7,116	$43	$8,192

Nine Months Ended December 31, 2022
Operations – PodcastOne	$(3,016)	$241	$751	$-	$2,000	$-	$(24)
Operations – Slacker	10,349	6,025	622	193	1,227	-	18,416
Operations – Other	(5,297)	2,097	296	524	(2,564)	27	(4,917)
Corporate	(6,645)	18	1,237	(1,245)	2,607	(12)	(4,040)
Total	$(4,609)	$8,381	$2,906	$(528)	$3,270	$15	$9,435

(1)	Other Non-Operating and Non-Recurring Costs include outside legal, accounting and other professional fees directly attributable to acquisition activity in the period, in addition to certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at certain acquired companies prior to their purchase date and non-recurring employee severance payments and to a lesser extent, a one-time minimum guarantee to effectively terminate a live-event distribution agreement post COVID-19.

(2)	Other (income) expense above primarily includes interest expense, net, change in derivative fair value and loss on extinguishment of debt. These are included in the statement of operations in other income (expense) and are an add back to net loss above in the reconciliation of Adjusted EBITDA* to loss.

*	See the definition of Adjusted EBITDA under “About Non-GAAP Financial Measures” within this release.

LiveOne, Inc.
Reconciliation of Non-GAAP Measure to GAAP Measure

Contribution Margin* Reconciliation (Unaudited)
(In thousands)

	Three Months Ended December 31,
	2023	2022

Revenue:	$31,245	$27,309
Less:
Cost of sales	(23,267)	(19,362)
Amortization of developed technology	(775)	(964)
Gross Profit	7,203	6,983

Add back amortization of developed technology:	775	964
Contribution Margin*	$7,978	$7,947

	Nine Months Ended December 31,
	2023	2022

Revenue:	$87,541	$74,063
Less:
Cost of sales	(63,015)	(48,487)
Amortization of developed technology	(2,248)	(2,892)
Gross Profit	22,278	22,684

Add back amortization of developed technology:	2,248	2,892
Contribution Margin*	$24,526	$25,576

*	See the definition of Contribution Margin under “About Non-GAAP Financial Measures” within this release.